Exhibit 3.1(c)

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 12/30/2013 09:20 AM ID Number: 20111159069 Document number: 20131746675 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20111159069

1. Entity name:	Hughes Satellite Systems Corporation
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

or

If the corporation’s period of duration as amended is perpetual, mark this box: ☒

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Yost	Jeanne	A.
	(Last)	(First)	(Middle)	(Suffix)

11717 Exploration Lane
(Street name and number or Post Office information)

	Germantown	MD	20876
	(City)	(State)	(Postal/Zip Code)

United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

ATTACHMENT
TO
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HUGHES SATELLITE SYSTEMS CORPORATION

Article 5 of the Articles of Incorporation of Hughes Satellite Systems Corporation is hereby amended in its entirety to read as follows:

5. The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows:

A.       The corporation is authorized to issue two classes of shares, one to be designated as common shares and one to be designated as preferred shares. The total number of shares the corporation is authorized to issue is two million (2,000,000). The total number of common shares authorized is one million (1,000,000). The total number of preferred shares authorized is one million (1,000,000). The common shares, together with any voting rights granted to the preferred shares, shall have unlimited voting rights. The common shares, together with any rights granted to the preferred shares, shall have the right to receive the net assets of the corporation upon dissolution.

B.       The board of directors, without further approval of the holders of the common shares of the corporation, is hereby expressly authorized to provide out of the unissued preferred shares, for one or more series of preferred shares and, with respect to each such series, to fix the number of shares constituting such series and to designate for such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.